SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities and Exchange Act of 1934
(Amendment No.      )

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    [X] Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Lenox Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

John C. Lame

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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JOHN C. LAME
1260 Hayward Avenue
Cincinnati, Ohio 45208
Phone:  321-7405
Fax: 321-8587

March 27, 2001

AN IMPORTANT MESSAGE
TO ALL
SHAREHOLDERS OF LENOX BANCORP, INC.

Dear Fellow Shareholder:

Board of Directors Election.

You will soon be receiving, both from me and Lenox, proxy statements for the May 9 Annual Meeting of Shareholders. Lenox will describe the present Board as being composed of Virginia M. Deisch, Reba St. Clair, Gail R. Behymer, Henry E. Brown and me, John C. Lame. Two directors will be elected to fill the seats now occupied by myself and Mr. Brown.

Changes Needed.

For some time the Board has been divided with Mr. Behymer and I generally disagreeing with the actions of the other three directors. I am nominating myself and Guy Napier to the two open Board seats. If this effort is successful, the majority of the Board members (Lame, Behymer and Napier) will be aligned with a different vision of the future of Lenox.

My Plans.

If successful in this election, I will:

  Invest $250,000 in Lenox stock and use my best efforts to secure an additional $750,000 stock investment for Lenox.

  Working with Messrs Behymer and Napier, replace current management with persons experienced in the industry.

How Does This Affect You?

It is no secret that Lenox has performed poorly since it went public. Its stock price has declined since the public offering in 1996. You would have been better off putting your money under the mattress in 1996 than making an investment of $10 in Lenox at that time. I hope to change that. If I am successful in this election, I believe that the value of everyone’s shares in Lenox will increase as a result of bringing in new management and increasing Lenox’s capital.

I Will Need Your Support.

This will be a close election. Every vote will count. Please review the materials that will be sent to you carefully before signing and returning a proxy card.

If you have any questions or need further assistance, please contact our proxy solicitor MalCon Proxy Advisors, Inc., 130 William Street, New York, NY 10038, (800) 475-9320 or me at 1260 Hayward Avenue, Cincinnati, Ohio, 45208, (513) 235-6982.

Thanks for your help.

JOHN C. LAME

This letter is not a solicitation of your proxy. I intend to solicit proxies from you through delivery to you of a proxy statement with an accompanying WHITE proxy card.

I encourage you to read my proxy statement when it becomes available because it contains important information. You can obtain my proxy statement, and any other relevant documents, for free at the website of the Securities and Exchange Commission (or from MalCon Proxy Advisors by calling (800) 475-9320. A copy of my proxy statement will also be sent directly to you. In addition, copies of my recent Schedule 13D filings are available on the SEC’s website. My Schedule 13D filing contains a detailed description of my security holdings of Lenox. You may also contact me directly to obtain free copies of my proxy statement.